Exhibit 10.1
November 14, 2014

Glen Robson

Dear Glen,

VeriFone, Inc. (“Verifone”) is pleased to offer you the exempt position of EVP, Global Head of Terminal Solutions of Verifone, Inc., reporting to Verifone’s CEO. Verifone may withdraw the offer set forth in this letter at any time prior to your acceptance for any reason. All figures herein are in USD.
You will be located out of the Verifone San Jose, California offices. You will have a starting annual salary of $450,000. You will also be eligible for an annual target bonus of 100% of annual salary based on the achievement of certain company-wide corporate financial performance objectives and your individual scorecard objectives, as set by the Verifone Board of Directors and the Verifone CEO, all per the terms of the Verifone Variable Incentive Plan (“VIP Plan”). The bonus payout may be further adjusted by the Verifone Board of Directors and the Verifone CEO to be from 80% to 120% of actual target achievement based upon your personal performance, including but not limited to your leadership, succession planning and team development for the measurement period. The bonus target is prorated for any partial fiscal year that you are employed with us (e.g. for fiscal 2015) and you will not be eligible for any bonus payment if you are not employed by Verifone at the end of the relevant period for such bonus payment. Further VIP Plan information will be separately provided.

Further, you will receive a payment of $1,600,000 (the “Sign-on Bonus”) payable within ten (10) business days after your initial employment commencement date. If Verifone terminates your employment for Cause or you resign without Good Reason (in each case, as defined in Verifone’s Executive Severance Policy) within two (2) years of your employment commencement date, you will return to Verifone the entire Sign-on Bonus within one (1) year of such termination. If Verifone terminates your employment for Cause or you resign without Good Reason from two (2) years of your employment commencement date through the end of three (3) years from your commencement date, you will return $1,000,000 of the Sign-on Bonus within one (1) year of such termination.

You will also be covered under the Verifone Executive Severance Policy (such policy as referenced in the Company’s 2013 annual proxy), and will be indemnified with respect to your employment as an executive of the Company to the fullest extent permitted under the Company’s certificate of incorporation and bylaws.

In addition, you will receive initial restricted stock units (“RSU”) grant with a value of $3,000,000 (the “Initial RSU Grant”). The actual number of RSUs will be confirmed on the grant date and will be calculated based on dividing the above grant date value by the per RSU award value applicable on the grant date (pursuant to Verifone’s standard award grant and valuation policies and to be granted within sixty days of your commencement of employment). The initial RSU Grant will cliff vest fifty percent (50%) on each of the first and second anniversaries of the grant date, provided that you continue to be employed by Verifone on the applicable vesting date. You will also be eligible to be considered for annual equity grants targeted at $1,750,000 per year, based upon your annual performance, the Company’s financial performance, and in accordance with the Company’s general compensation policy for executives (these grants are at the sole discretion of the Compensation Committee and the Board, and are not guaranteed in any manner). All vesting is subject to your continual employment by Verifone on the applicable equity award vesting date. The awards will be subject to the terms and conditions of the applicable Verifone stock plan and Verifone award grant agreements under which the awards are granted.

With respect to your future relocation to California, Verifone will pay for or reimburse you for reasonable expenses actually incurred in and related to your relocation, subject to a maximum cap of $150,000. You agree to provide copies of any receipts as reasonable requested by Verifone to validate and process such reimbursement. You agree that you will be solely responsible for any income tax consequences associated

VERIFONE, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.Verifone.com

with such payments on your behalf or reimbursements.  If Verifone terminates your employment for cause or if you voluntarily resign your employment within one (1) year after your relocation to California, you agree to return to Verifone any such reimbursed relocation expenses paid on your behalf or to you.

Your hire package includes services from the Graebel International Relocation Group to assist with coordinating with the most efficient relocation to California.  Relocation benefits available to you include packing and shipping of your household goods/vehicles from Texas to California (subject to normal and customary list of allowable items for shipping), temporary storage of household goods in California for up to 6 months, relocation airfare and final trip costs, temporary living assistance while you look for appropriate long-term housing, and home sale / home purchase cost assistance.  Temporary living assistance will be provided for up to 6 months, or a total of $50,000 (and subject to the maximum cap on your package). Once your offer is accepted, we will connect you with a Graebel relocation consultant to coordinate with you on your relocation needs.

In addition to your salary, you and your qualified dependents will be eligible to receive customary employee benefits that Verifone provides to employees in comparable positions as the position being offered to you.  Most of these benefits take effect on your first day of employment with Verifone.  These comprehensive benefits include medical, dental, life, and disability plans.  With a few restrictions and eligibility requirements, additional benefits include:

•	Paid Company Holidays

•	Paid Flexible Time Off (FTO)

•	401(k) Retirement, Savings, and Investment Plan

•	Education Reimbursement Plan

Verifone desires to attract and retain individuals who meet our high standards of performance and conduct. However, Verifone cannot guarantee that you will be employed for any specific length of time. Except as provided herein, your employment will be at will, and may be terminated at any time by either you or Verifone. We will work closely with you to ensure that you understand our performance and productivity expectations. Please note that Verifone may modify the terms, conditions, duties, compensation and benefits associated with your employment at any time in its sole discretion, except to the extent such compensation and benefits are vested.

As a Verifone employee, you will be expected to abide by Verifone’s policies and procedures which are posted on our internal company website. Acceptance of employment with Verifone will indicate your agreement to be bound by all terms of Verifone’s policies and procedures. In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race, or other discrimination or harassment), you and Verifone agree that all such disputes and claims shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California (unless we mutually agree to a different location). You and the Verifone each expressly waive their respective rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA in accordance with the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

In your work for Verifone, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry, which is otherwise legally in the public domain, or which is otherwise provided or developed by Verifone. You agree that you will not bring onto Verifone’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to Verifone any contract you have signed that may restrict your activities on behalf of Verifone.

VERIFONE, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.Verifone.com

As a condition of employment, you must also comply with the enclosed Patent and Confidential Information Agreement, which prohibits unauthorized use or disclosure of Verifone proprietary information. Please sign and return this document along with the signed offer letter.

This offer is contingent upon successful completion of a background investigation including criminal history and identity check and subject to your submission of an I-9 form and satisfactory documentation regarding your identification and right to work in the United States, no later than three working days after your employment begins.

Please indicate your acknowledgement and acceptance of the offer set forth in this letter by signing, dating, and returning a signed copy of this offer letter, together with a signed copy of the enclosed Patent and Confidential Information Agreement, to me no later than 5:00pm Pacific time on November 19, 2014 (if not so returned by that date, this offer will expire).

Glen, we look forward to having you as a member of the Verifone team and to developing a mutually beneficial working relationship.

Sincerely,

Todd Shaw
Chief Human Resources Officer
Verifone, Inc.

Acknowledged and Accepted by:

/s/ Glen Robson                11/16/2014        1/19/2015
_______________________ ___________ _________________________
Glen Robson     Date             Employment Start Date

VERIFONE, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.Verifone.com